UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 21, 2025

GSI Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33387	77-0398779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1213 Elko Drive Sunnyvale, California 94089
(Address of Principal Executive Offices) (Zip Code)

(408) 331-8800

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GSIT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 21, 2025, GSI Technology, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Purchaser”) pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Registered Direct Offering”) an aggregate of (i) 1,508,462 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) at a price of $10.00 per Share and (ii) pre-funded warrants to purchase 3,491,538 shares of Common Stock (the “Pre-Funded Warrants” and, collectively with the Shares, the “Offered Securities”) at a price of $9.99 per Pre-Funded Warrant. Each of the Pre-Funded Warrants is exercisable for one share of Common Stock at the exercise price of $0.01 per Pre-Funded Warrant Share, immediately exercisable, and may be exercised at any time until all of the Pre-Funded Warrants issued in the Registered Direct Offering are exercised in full. The Purchaser’s ability to exercise its Pre-Funded Warrants in exchange for shares of Common Stock is subject to certain beneficial ownership limitations set forth therein.

The gross proceeds to the Company from the Registered Direct Offering are expected to be approximately $50 million, before deducting the placement agent’s fees and other offering expenses payable by the Company.

The Registered Direct Offering is expected to close on October 22, 2025, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Registered Direct Offering, together with its existing cash and cash equivalents, for general corporate purposes, including development of the Company’s APU product line.

The Purchase Agreement contains representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Pursuant to the terms of the Purchase Agreement, until 60 days following the closing date of the Registered Direct Offering, the Company has agreed not to (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents or (ii) file any registration statement or any amendment or supplement thereto, other than (a) the prospectus supplement in connection with this Registered Direct Offering, (b) any necessary filing for an Exempt Issuance (as defined in the Purchase Agreement) under applicable law, (c) a registration statement on Form S-8 in connection with a shareholder approved equity incentive plan or (d) the filing of any amendment or supplement to any existing registration statement solely for the purpose of revising any required disclosure in such registration statement and not for the purpose of increasing the offering size pursuant to such registration statement. Such restrictions do not apply to certain Exempt Issuances (as defined in the Purchase Agreement).

Needham & Company, LLC is acting as the sole placement agent for the Registered Direct Offering. The Company has agreed to pay customary placement fees and reimburse certain expenses of Needham & Company, LLC.

The Offered Securities are being sold pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-272985) that was originally filed with the Securities and Exchange Commission on June 28, 2023, and which was declared effective on July 19, 2023 and a related base prospectus and prospectus supplement dated October 21, 2025 thereunder.

The foregoing description of the Purchase Agreement and the Pre-Funded Warrant do not purport to be complete and are qualified in their entirety by the full text of the form of Purchase Agreement and form of Pre-Funded Warrant, copies of which are attached hereto as Exhibit 10.1 and 4.1, respectively, and are incorporated by reference herein.

Item 8.01	Other Events.

On October 21, 2025, the Company issued a press release announcing the pricing of the Registered Direct Offering, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference (the “Pricing Press Release”).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
4.1	Form of Pre-Funded Warrant.
5.1	Opinion of DLA Piper LLP (US).
10.1	Form of Securities Purchase Agreement, by and among GSI Technology, Inc. and the Purchaser.
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
99.1	Pricing Press Release.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

GSI Technology, Inc.

Date: October 21, 2025	By:	/s/ DOUGLAS M. SCHIRLE
Douglas M. Schirle
Chief Financial Officer